Exhibit (p)

SEED SUBSCRIPTION AGREEMENT

This Seed Subscription Agreement, dated as of September 2, 2025 (this “Subscription Agreement”), between PennantPark Enhanced Income Fund, a Delaware statutory trust (the “Fund”), and PennantPark Private Holdings, LP, a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that is operated as an interval fund; and

WHEREAS, the Purchaser wishes to purchase, and the Fund wishes to issue and sell, the Fund’s common shares of beneficial interest (the “Shares”) pursuant to the terms of this Subscription Agreement; and

WHEREAS, the Purchaser seeks to purchase at least $100,000 of Shares designated as Class I shares (“Class I Shares”) in a private placement before the Fund makes a public offering of its Shares, and prior to the effective date of the Fund’s registration statement on Form N-2, in order for the Fund to comply with the requirements of Section 14(a) of the 1940 Act.

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

1.	The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 4,000 Class I Shares, at a price of $25.00 per Share as of the date hereof.

2.

The Shares to be acquired hereunder are being acquired by the Purchaser for the Purchaser’s own account, for investment purposes only, and not with a view to resale or distribution. The Purchaser shall not, directly or indirectly, Transfer (as such term is defined below) all or any portion of such Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge or charge of all or any part of such Shares) except with the Fund’s prior written consent and in accordance with (i) the registration provisions of the Securities Act or an exemption from such registration provisions, (ii) any applicable U.S. federal or state or non-U.S. securities laws, (iii) the terms of this Subscription Agreement and (iv) the terms of the Fund’s Declaration of Trust, as it may be amended from time to time, or in the Fund’s bylaws, as may be amended from time to time. The Subscriber understands that it may be required to bear the economic risk of its investment in the Shares for a substantial period of time because the Fund offers limited liquidity for the Shares. The term “Transfer” (or any derivative thereof) shall mean to sell, offer for sale, agree to sell, exchange, transfer, assign, pledge, hypothecate, grant any option to purchase or otherwise dispose of or agree to dispose of, in any case whether directly or indirectly.

3.

The Purchaser represents and warrants that it is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, (ii) a qualified purchaser as defined in Section 2(a)(51) of the 1940 Act, and (iii) not subject to and is not aware of any facts that would cause the Purchaser to be subject to any of the “Bad Actor” disqualifications as described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act.

4.	The Purchaser elects not to participate in any distribution reinvestment plan of the Fund, if applicable.

5.	This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

6.

This Subscription Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement. Delivery of an executed signature page of this Subscription Agreement by facsimile or electronic transmission (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com, as amended from time to time, or other applicable law) will be deemed original signatures for purposes of this Subscription Agreement, shall be effective as delivery of a manually executed counterpart hereof and will constitute due and sufficient delivery of such counterpart.

[Remainder of Page Intentionally Left Bank. Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

PENNANTPARK ENHANCED INCOME FUND

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Trustee

PENNANTPARK PRIVATE HOLDINGS, LP

By:	/s/ Jeffrey S. Sion
Name: Jeffrey S. Sion
Title: Authorized Signatory

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